Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
CHINA HIGH TECHNOLOGY ACQUISITION CORP.

The undersigned being the President of China High Technology Acquisition Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law ofthe State ofDelaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST:     The amendment of the Certificate of Incorporation of the Corporation herein, was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, by the unanimous written consent of the sole director of the Corporation and the sole shareholder of the corporation.

SECOND:     The Certificate of Incorporation of the Corporation is hereby amended by striking out Paragraph FIVE thereof and by substituting in lieu of said Paragraph the following new Paragraph Four:

The total number of shares of capital stock which the Corporation shall have authority to issue is: one hundred ten million (110,000,000). These shares shall be divided into two classes with one hundred million (100,000,000) shares designated as common stock at $0.0001 par value and ten million (10,000,000) shares designated as preferred stock at $0.0001 par value.

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 24th day of November, 2009.

/s/ Gao Qian

Gao Qian

President

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